1000 Fifth Street	PO Box 5025
Suite 200 – P2	Asheville, NC 28813
Miami Beach, FL 33139	Phone: 786.273.9152 www.eilerslawgroup.com

February 27, 2020

RE:    Thenablers, Inc. Amendment for Registration Statement on Form S-1

Gentlemen:

I have been retained by Thenablers, Inc., a Nevada corporation (the "Company"), in connection with the Amended Registration Statement (the "Registration Statement"), on Form S-1 to be filed by the Company with the U.S. Securities and Exchange Commission relating to the resale of 2,325,305 shares of the common capital stock of the Company, par value $0.001 (the “Distribution Shares”) to be distributed upon subscription to the underlying Prospectus. You have requested that I render my opinion as to whether or not the securities issued and addressed in the Registration Statement, when sold in the manner referred to in the Registration Statement, will be legally issued, fully paid, and non-assessable. In connection with the request, I have examined the following:

1.	Certificate of Incorporation of Thenablers, Inc.
2.	The Bylaws of Thenablers, Inc.;
3.	A current shareholder listed for Thenablers, Inc.;
4.	The subscription agreements and proof of payment of the selling shareholders;
5.	The Registration Statement; and
6.	Unanimous consent resolutions of the Company's Boards of Directors, as they relate to private placements, issuances, and the Registration Statement;

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof, and I have made no independent verification of the factual matters as set forth in such documents or certificates. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based on the above examination, I am of the opinion that the issuance 2,325,305 shares are validly issued as of February 25, 2020 and are validly issued, fully paid and non-assessable under the corporate laws of the state of Nevada and the Bylaws of the Company when resold in a manner referred to in the Registration Statement. Further, I am of the opinion that Thenablers, Inc. has approximately 67 shareholders holding 21,044,100 shares validly issued, fully paid and non-assessable.

This opinion is based on Nevada general corporate law, including statutory provisions, applicable provisions of the state Nevada constitution and reported judicial decisions interpreting those laws. I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

The opinions set forth herein are subject to the following qualifications: (a) I have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) the opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

1000 Fifth Street	PO Box 5025
Suite 200 – P2	Asheville, NC 28813
Miami Beach, FL 33139	Phone: 786.273.9152 www.eilerslawgroup.com

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Sincerely,

/s/ William Robinson Eilers______

William Robinson Eilers, Esq.